Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), made this 17th day of February, 2016, is entered into by and between Carmell Therapeutics Corporation (the “Company”), a Delaware corporation, with its principal place of business at 3636 Boulevard of the Allies, Pittsburgh, PA 15213, and Randolph W. Hubbell (the “Employee”), residing at 3292 Spruce Drive, Doylestown, PA 18902.

The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment within the Company, upon the terms set forth in this Agreement, for the period commencing on February 17, 2016 (the “Commencement Date”) and ending on February 17, 2017, unless sooner terminated in accordance with the provisions of Section 4 or extended as hereafter provided (such period, as it may be extended or terminated, the “Agreement Term”), provided, however, that beginning on February 17, 2016, the Agreement Term shall be extended automatically on each one-year anniversary of the Commencement Date for an additional one year from the then current expiration date of the Agreement Term unless either the Employee or the Company provides written notice to the other party electing not to extend the Agreement Term at least ninety (90) days prior to the applicable anniversary date.

2. Title; Capacity. The Company will employ the Employee, and the Employee agrees to work for the Company, as its President and Chief Executive Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Employee. The Employee shall be based at the Company’s headquarters in Pittsburgh, Pennsylvania, or such place or places as are mutually agreeable to the Board of Directors (the “Board”) and the Employee. The Employee shall report directly to the Board and shall be subject to the supervision of, and shall have such authority as is delegated to him by the Board, and such supervision between meetings of the Board shall be effected through regular communications with the Chairman of the Board (“Board Chair”). Except as set forth on Schedule A, the Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Agreement Term. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. Employee shall serve as a member of the Board in accordance with the Company’s Bylaws during the Agreement Term.

3. Compensation and Benefits

3.1 Salary. The Company shall pay the Employee, in bi-monthly installments, an annual base salary of $300,000 (the “Base Salary”) for the one-year period commencing on the Commencement Date, subject to adjustment as set forth on Schedule B. The Base Salary shall not be decreased by the Board except in connection with any across the board salary reduction in the event the Board determines that financial circumstances warrant such reduction.

Employment Agreement: Randolph W. Hubbell

3.2 Bonus and Fringe Benefits. The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent the Employee’s position, tenure, salary, health and other qualifications make him eligible to participate, including, but not limited to, the bonus program indicated in Schedule B to this Agreement. The Employee shall be entitled to three (3) weeks paid vacation per year.

3.3 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board. Notwithstanding anything to the contrary herein, Employee’s monthly reimbursable expenses relating to travel to and from Pittsburgh, Pennsylvania shall not exceed an aggregate of $3,500 in any one calendar month, unless otherwise approved by the Board.

4. Employment Termination; Effect of Termination.

4.1. Employment Termination. This Agreement shall automatically renew annually unless either Party terminates this Agreement providing written notice to the other Party at least ninety (90) days prior to the end of the Agreement Term.

4.2 Termination by Company during Initial Agreement Term. The Company may terminate Employee’s employment without Cause during the twelve (12) month period following the Commencement Date (the “Initial Agreement Term”) upon at least ninety (90) days’ written notice to Employee. In the event that the Company terminates Employee’s employment without Cause during the Initial Agreement Term, the Company shall continue to pay to the Employee his annual Base Salary for the remainder of the Initial Agreement Term; provided that, if Employee’s last day of employment occurs within the last ninety (90) days of the Initial Agreement Term, the Company shall continue to pay Employee’s annual Base Salary and for and make contributions to his benefits for three (3) months after the Initial Agreement Term. The Company may terminate Employee’s employment for Cause (as defined below) during the Initial Agreement Term upon providing at least thirty (30) days’ written notice to Employee and shall have no further obligations under this Agreement other than to pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

4.3 Termination by Company after Initial Agreement Term. After the Initial Agreement Term, the Company may terminate Employee’s employment for Cause or without Cause upon thirty (30) days’ written notice.

(a) Without Cause. In the event that the Company terminates Employee’s employment without Cause after the Initial Agreement Term, the Company shall continue (i) to

Employment Agreement: Randolph W. Hubbell

pay to the Employee his annual Base Salary then in effect for six (6) months in accordance with the Company’s payroll practices and (ii) make its contributions toward the Employee’s health care, dental, disability, 401(k), and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for a period of six (6) months from the last day of the Employee’s employment. Notwithstanding the foregoing, the Company shall not be required to provide any benefits otherwise receivable by the Employee pursuant to this Section 4.3(a) if the Employee is actually covered by an equivalent benefit (at the same cost to the Employee, if any) from another employer during which continuing benefits are provided pursuant to this Section 4.3(a). Any such benefit made available to the Employee shall be immediately reported to the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to pay Employee the severance payments and benefits in this Section 4.3(a) unless the Company has successfully completed a Series B Preferred Stock prior to Employee’s last day of actual employment with the Company.

(b) For Cause. In the event that the Company terminates Employee’s employment for Cause (as defined below) after the Initial Agreement Term, the Company shall provide Employee at least thirty (30) days’ prior written notice and shall have no further obligations under this Agreement other than to pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

“Cause” shall mean (i) a good faith finding by the Company that the Employee has engaged in dishonesty, gross negligence, or gross misconduct which is materially injurious to the Company; (ii) the Employee’s conviction or entry of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement of Company property; or (iii) the Employee’s material breach of this Agreement, including, but not limited to, Sections 5, 6.1 or 6.2, which, if curable, has not been cured by the Employee within sixty (60) days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach.

4.4 Termination by Employee. Employee may terminate this Agreement at any time upon providing at least ninety (90) days’ written notice to the Company, and the Company shall have no further obligations under this Agreement other than to pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

4.5 Termination for Death or Disability. Employee’s employment shall terminate thirty (30) days after the death or disability (as defined below) of Employee, and the Company the shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs. “Disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 365-day period to perform the services contemplated under this Agreement.

4.6 Timing of Payments; Mutual Release; Survival. Payments made pursuant to Section 4.3(a) above shall be made monthly over the six (6) month period following termination, and shall in all cases be conditioned upon the Company and the Employee entering into a mutual

Employment Agreement: Randolph W. Hubbell

release upon his departure, whereby, among other matters, (i) each party releases the other from any liabilities it may have to the other (except as specified under this Agreement), (ii) each party agrees not to disparage the other, and (iii) Employee confirms his continuing obligations pursuant to Sections 5 and 6 hereunder.

4.7 Survival. The provisions of Sections 5 and 6 shall survive the termination of this Agreement.

5. Non-Compete

(a) During the Agreement Term and for a period of one (1) year after the termination or expiration thereof, the Employee will not directly or indirectly:

(i) engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly traded company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured or marketed or sold, by the Company or any of its subsidiaries while the Employee was employed by the Company;

(ii) either alone or in association with others (A) solicit any employee of the Company to leave the employ of the Company or (B) solicit for employment or hire (or solicit to engage as an independent contractor), or permit any organization directly or indirectly controlled by the Employee to solicit for employment or hire (or solicit to engage as an independent contractor), any person who was an employee of the Company at the time of the termination or cessation of the Employee’s employment with the Company;

(iii) either alone or in association with others solicit, divert or take away, or attempt to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company which were contacted, solicited or served by the Employee while employed by the Company; or

(iv) either alone or in association with others permit any organization directly or indirectly controlled by the Employee to solicit, divert or take away, or attempt to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company which were contacted, solicited or served by the Employee while employed by the Company.

(b) If any restriction set forth in this Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extent only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

Employment Agreement: Randolph W. Hubbell

(c) The restrictions contained in this Section 5 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 5 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

6. Proprietary Information and Developments

6.1 Proprietary Information

(a) The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. The Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b) The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, during the term of this Agreement, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

(c) The Employee agrees that his obligation not to disclose or use information, know-how, and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company, or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

6.2 Developments

(a) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

Employment Agreement: Randolph W. Hubbell

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights, and copyright applications. However, this Section 6.2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee also hereby waives all claims to moral rights in any Developments.

(c) The Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance, and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of property rights, and powers of attorney, which the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Development.

6.3 Other Agreements The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

7. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.

8. Arbitration. Any dispute, controversy, or claim arising out of, in connection with, or in relation to the terms of this Agreement shall be settled by arbitration in Pittsburgh, Pennsylvania before a mutually agreed arbitrator, pursuant to the rules then in effect of the American Arbitration Association. A request for arbitration pursuant to this paragraph must be made within thirty (30) days from the time the dispute, controversy or claim arose. The entire cost and expense of the arbitration, not including legal fees (unless otherwise provided herein), shall be shared by the parties in equal amounts and each party shall pay its own legal fees (unless otherwise provided herein). Any award or determination shall be final, binding, and conclusive upon the parties, and a judgment rendered may be entered in any court having jurisdiction thereof.

9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

Employment Agreement: Randolph W. Hubbell

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

14. Miscellaneous.

14.1    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.2    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

14.3    In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth above.

COMPANY:

CARMELL THERAPEUTICS CORPORATION

By:	/s/ William R. Newlin
Name:	William R. Newlin
Title:	Chairman

EMPLOYEE:

Randolph W. Hubbell

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth above.

COMPANY:

CARMELL THERAPEUTICS CORPORATION

By:

Name:

Title:

EMPLOYEE:

/s/ Randolph W. Hubbell
Randolph W. Hubbell

[Signature Page to Employment Agreement]

Schedule A

During the Initial Agreement Term, Employee shall not accept a position as a consultant or board member for any other business or organization, except for those set forth on the list below. Following the Initial Agreement Term, subject to the advance approval of the Board Chair, whose approval will not be unreasonably withheld, Employee may accept a position as a consultant or board member of any non-competitive business or non-profit organization, and may receive reasonable compensation for such services, provided that such duties to others do not interfere with the discharge of Employee’s duties hereunder.

Permitted Opportunities during the Initial Agreement Term:

None.

Schedule B

Equity / Change of Control

Upon successful completion of a Series B Preferred Stock round of investment, the Employee shall be awarded a stock option (the “Option”) exercisable for a number of shares of Common Stock which subsequent to the closing of the Series B Preferred Stock round equals 6.0% of the fully diluted post money shares of the Company. The Option will vest over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months; provided, that, Employee shall receive vesting credit for time elapsed from the Commencement Date through the date of grant of the Option. All shares subject to the Option shall accelerate and immediately vest upon a Change of Control (as defined in the Company’s Stock Incentive Plan).

If a Change of Control occurs prior to the closing of the Series B Preferred Stock round of investment (but in no event later than the eighteen (18) month anniversary of the the Commencement Date) and Employee is employed by the Company at the time of such Change of Control, then Employee will receive a pre-tax cash payment equal to the amount Employee would have received if he had held shares of Common Stock equal to 6% of the Company’s capital stock on a fully diluted basis immediately prior to such Change of Control.

Salary

The Employee’s initial Base Salary shall be set at $300,000, subject to annual increases as established by the Board.

Cash Bonuses

Upon the completion of a Series B Preferred Stock round of investment, the Employee shall receive a cash bonus equal to 30% of his Base Salary; provided, however, if the capital raised in the Series B Preferred Stock round is at least $15,000,000, the total of such cash bonus shall equal 40% of his Base Salary. Employee shall be eligible for future annual bonuses based on his performance and the approval of the Board.